                                                                   EXHIBIT 23.10



                       CONSENT OF LAZARD FRERES & CO. LLC



     We hereby consent to the use of our name and to the description of our opinion letter, dated November 9, 1997, under the captions "Proxy Statement/Prospectus Summary -- Fairness Opinions" and "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors -- Risks Related to the MCI/WorldCom Merger -- The Effect of Stock Price Fluctuations on the Consideration to be Received by the Holders of MCI Capital Stock in the MCI/WorldCom Merger; Opinions of Financial Advisors Not Updated" and "The MCI/WorldCom Merger -- Background of the Merger" and "-- Opinions of MCI's Financial Advisors" in, and to the inclusion of such opinion letter as Annex IV to, the Joint Proxy Statement/Prospectus of WorldCom, Inc. and MCI Communications Corporation, which Joint Proxy Statement/Prospectus is part of the Amendment No. 1 to Form S-4 (File Number 333-36901) of WorldCom Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                          LAZARD FRERES & CO. LLC



                                          /s/ J. ROBERT LOVEJOY


                                          --------------------------------------

                                          J. Robert Lovejoy


                                          Managing Director



New York, New York


November 26, 1997